As Filed with the Securities and Exchange Commission on February 27, 2020

Registration No. 033-64719
Registration No. 333-17879
Registration No. 333-72719
Registration No. 333-78031
Registration No. 333-63444
Registration No. 333-96951
Registration No. 333-104827
Registration No. 333-124732
Registration No. 333-142705

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 033-64719)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-17879)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-72719)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-78031)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-63444)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-96951)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-104827)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-124732)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-142705)
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OCCIDENTAL PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	95-4035997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 110 Houston, Texas 77046 (713) 215-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marcia E. Backus Senior Vice President, General Counsel and Chief Compliance Officer 5 Greenway Plaza, Suite 110 Houston, Texas 77046 (713) 215-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Hillary H. Holmes Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 (346) 718-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION OF SECURITIES

Occidental Petroleum Corporation (the “Registrant”) is filing post-effective amendments to the following registration statements on Form S-8 (together, the “Registration Statements”), which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.20 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•
Registration Statement on Form S-8 (File No. 033-64719), filed with the SEC on December 4, 1995, registering 10,000,000 shares of Common Stock issuable under the Occidental Petroleum Corporation 1995 Incentive Stock Plan, effective April 29, 1995;

•	Registration Statement on Form S-8 (File No. 333-17879), filed with the SEC on December 13, 1996, registering 1,000,000 shares of Common Stock issuable under the MidCon Corp. Savings Plan, as amended;

•
Registration Statement on Form S-8 (File No. 333-72719), filed with the SEC on February 22, 1999, registering 2,000,000 shares of Common Stock issuable under the Occidental Petroleum Corporation Savings Plan;

•
Registration Statement on Form S-8 (File No. 333-78031), filed with the SEC on May 7, 1999, registering 10,000,000 shares of Common Stock issuable under the Occidental Petroleum Corporation 1995 Incentive Stock Plan, as amended April 30, 1999;

•
Registration Statement on Form S-8 (File No. 333-63444), filed with the SEC on June 20, 2001, registering 17,000,000 shares of Common Stock issuable under the Occidental Petroleum Corporation 2001 Incentive Compensation Plan;

•
Registration Statement on Form S-8 (File No. 333-96951), filed with the SEC on July 23, 2002, registering 5,000,000 shares of Common Stock issuable under the Occidental Petroleum Corporation 1995 Incentive Stock Plan, as amended;

•
Registration Statement on Form S-8 (File No. 333-104827), filed with the SEC on April 29, 2003, registering 10,000,000 shares of Common Stock issuable under the Occidental Petroleum Corporation 2001 Incentive Compensation Plan, as amended through April 25, 2003; and

•
Registration Statement on Form S-8 (File No. 333-124732), filed with the SEC on May 9, 2005, registering 34,000,000 shares of Common Stock (17,000,000 shares prior to the two-for-one stock split) issuable under the Occidental Petroleum Corporation 2005 Long-Term Incentive Plan (the “2005 LTIP”).

The purpose of these post-effective amendments is to deregister such portion of the Common Stock previously registered under the Registration Statements that has not been sold or is otherwise unissued under each such Registration Statement as of the date hereof, as the Registrant no longer grants awards or issues Common Stock under the respective plans. The Registrant, by filing these post-effective amendments, hereby terminates the effectiveness of the Registration Statements.

The Registrant is also filing a post-effective amendment to the Registration Statement on Form S-8 (File No. 333-142705), filed with the SEC on May 8, 2007, registering 32,000,000 shares of Common Stock issuable under the 2005 LTIP, to deregister 15,715,139 shares of Common Stock as to which no incentive awards are outstanding and which, consequently, will not be issued under the 2005 LTIP; provided that such Registration Statement will remain effective for shares to be issued in accordance with the terms of outstanding incentive awards.

The filing of each post-effective amendment is made in accordance with an undertaking made by the Registrant in Part II of each such Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Occidental Petroleum Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on February 27, 2020.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Nicole E. Clark
Name:	Nicole E. Clark
Title:	Vice President, Deputy General Counsel and Corporate Secretary